Pricing Supplement Dated January 7, 2008			Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)			File No. 333-131150
GMAC LLC Demand Notes — Floating Rate

Annual Yield:	5.75%

Effective Dates:	1-07-2008 through	1-13-2008